Registration No. 333-163898

Registration No. 333-149831

Registration No. 333-147974

Registration No. 333-147971

Registration No. 333-121250

Registration No. 333-72842

Registration No. 333-69056

Registration No. 333-49336

Registration No. 333-31778

Registration No. 333-31776

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to FORM S-8 Registration Statement No. 333-163898

Post-Effective Amendment No. 1 to FORM S-8 Registration Statement No. 333-149831

Post-Effective Amendment No. 1 to FORM S-8 Registration Statement No. 333-147974

Post-Effective Amendment No. 1 to FORM S-8 Registration Statement No. 333-147971

Post-Effective Amendment No. 1 to FORM S-8 Registration Statement No. 333-121250

Post-Effective Amendment No. 1 to FORM S-8 Registration Statement No. 333-72842

Post-Effective Amendment No. 2 to FORM S-8 Registration Statement No. 333-69056

Post-Effective Amendment No. 1 to FORM S-8 Registration Statement No. 333-49336

Post-Effective Amendment No. 1 to FORM S-8 Registration Statement No. 333-31778

Post-Effective Amendment No. 1 to FORM S-8 Registration Statement No. 333-31776

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HARRIS INTERACTIVE INC.

(Exact name of registrant as specified in its charter)

Delaware	16-1538028
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

60 Corporate Woods, Rochester, New York 14623

(Address of Principal Executive Office) (zip code)

2007 EMPLOYEE STOCK PURCHASE PLAN

HARRIS INTERACTIVE UK LIMITED SHARE INCENTIVE PLAN

2007 LONG-TERM INCENTIVE PLAN

Long-Term Incentive Plan

1999 Employee Stock Purchase Plan

1995 Stock Incentive Plan for Total Research Corporation

(Full titles of the plans)

Harris Black

Harris Interactive Inc.

60 Corporate Woods

Rochester, New York 14623

(585) 272-8400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”), filed by Harris Interactive Inc., a Delaware corporation (the “Registrant”), relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) (note that the share numbers listed below do not take into account corporate actions, such as stock splits, taken in the interim):

•	Registration Statement No. 333-163898 filed by the Registrant with the Securities and Exchange Commission (“SEC”) on December 21, 2009 registering 1,000,000 shares of common stock, par value $0.001 per share of the Registrant (including the related right to purchase junior participating preferred stock of the Registrant, “Common Stock”) relating to the 2007 EMPLOYEE STOCK PURCHASE PLAN.

•	Registration Statement No. 333-149831 filed by the Registrant with the SEC on March 20, 2008 registering 150,000 shares of Common Stock relating to the HARRIS INTERACTIVE UK LIMITED SHARE INCENTIVE PLAN.

•	Registration Statement No. 333-147974 filed by the Registrant with the SEC on December 10, 2007 registering 3,000,000 shares of Common Stock relating to the 2007 LONG-TERM INCENTIVE PLAN.

•	Registration Statement No. 333-147971 filed by the Registrant with the SEC on December 10, 2007 registering 500,000 shares of Common Stock relating to the 2007 EMPLOYEE STOCK PURCHASE PLAN.

•	Registration Statement No. 333-121250 filed by the Registrant with the SEC on December 14, 2004 registering (i) 4,000,000 shares of Common Stock relating to the Long-Term Incentive Plan and (ii) 500,000 shares of Common Stock relating to the 1999 Employee Stock Purchase Plan.

•	Registration Statement No. 333-72842 filed by the Registrant with the SEC on November 6, 2001 registering 500,000 shares of Common Stock relating to the Long-Term Incentive Plan.

•	Amendment No. 1 to the Registration Statement No. 333-69056 filed by the Registrant with the SEC on November 6, 2001 registering 2,654,306 shares of Common Stock relating to the 1995 Stock Incentive Plan for Total Research Corporation.

•	Registration Statement No. 333-49336 filed by the Registrant with the SEC on November 6, 2000 registering 1,500,000 shares of Common Stock relating to the Long-Term Incentive Plan.

•	Registration Statement No. 333-31778 filed by the Registrant with the SEC on March 6, 2000 registering 1,250,000 shares of Common Stock relating to the Long-Term Incentive Plan.

•	Registration Statement No. 333-31776 filed by the Registrant with the SEC on March 6, 2000 registering 500,000 shares of Common Stock relating to the 1999 EMPLOYEE STOCK PURCHASE PLAN.

On February 3, 2014 (the “Effective Date”), pursuant to the Agreement and Plan of Merger, dated November 25, 2013, among the Registrant, Nielsen Holdings N.V. (“Nielsen”) and Prime Acquisition Corp. (“Purchaser”), Purchaser merged with and into the Registrant, with the Registrant surviving as the continuing corporation (the “Merger”). As a result of the Merger, the Registrant became a wholly owned subsidiary of Nielsen.

As a result of the Merger, the Registrant has terminated all offerings of its Common Stock pursuant to the Registration Statements. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Registrant hereby removes from registration all of such securities of the Registrant registered but which remain unsold and unissued under the Registration Statements as of the Effective Date.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 3rd day of February, 2014.

HARRIS INTERACTIVE INC.

By:	/s/ Harris Black
Name:	Harris Black
Title:	Secretary

No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.